Exhibit 99.1

PRESS

RELEASE

May 31, 2012

BankGuam Holding Company

Declares 2nd Quarter Dividends

BankGuam Holding Company (OTCBB:BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.125 per share at the Board’s regular meeting held on Tuesday, May 29, 2012. The dividend will be paid on June 29, 2012 to shareholders of record on June 15, 2012.

“We feel that the small improvements in our economy has allowed us to pay dividends this quarter to our shareholders, and represent a favorable return on their investment,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273